EXHIBIT 10.34
FIRST AMENDMENT
TO THE
CASH AMERICA INTERNATIONAL, INC.
SENIOR EXECUTIVE BONUS PLAN
     THIS AMENDMENT to the Cash America International, Inc. Senior Executive Bonus Plan (the “Plan”) is made on this 28th day of January, 2009, by Cash America International, Inc. (the “Company”).
WITNESSETH:
     WHEREAS, the Company maintains the Plan to provide key executives with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units, in order to increase shareholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company’s objectives; and
     WHEREAS, Section 7.1 of the Plan permits the Board of Directors of the Company to amend the Plan at any time, subject to shareholder approval of any amendment as required under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, no awards have been granted under the Plan at this time; and
     WHEREAS, the Plan is intended to provide for awards that are exempt from Code Section 409A as short-term deferrals, but the Company desires to amend the Plan to clarify certain terms to ensure compliance with the requirements of Code Section 409A; and
     WHEREAS, this Amendment is to be construed in accordance with the terms of Code Section 409A;
     NOW, THEREFORE, the Plan is hereby amended as follows, effective on the date first written above:
1.	Section 4.2 is amended to read as follows:

4.2 Timing of Payment. Payment of each Actual Award shall be made between January 2 and March 15, inclusive, following the end of the Plan Year to which the award applies.

2.	Section 4.3 is amended to read as follows:

4.3 Form of Payment. Each Actual Award shall be paid in a single lump sum, and shall normally be paid in cash (or its equivalent).

3.	Section 4.4 is amended by adding the following sentences to the end thereof:

The establishment, terms and operations of any such program shall be executed in a manner that complies with Code Section 409A. For any Actual Awards that provide nonqualified deferred compensation subject to Code Section 409A(a)(2), payment of the Award to a “specified employee,” as defined in Code Section 409A, upon separation from service, to the extent required under Code Section 409A, shall not be made before six months after the date on which the separation from service occurs. The Plan generally is intended to provide awards that qualify as short-term deferrals exempt from Code Section 409A. To the extent that any Actual Awards are deferred hereunder, this Plan is intended to comply with Code Section 409A, and shall be interpreted accordingly.

4.	Section 6.1 is amended to read as follows:

6.1 Nonassignability. A Participant shall have no right to encumber, assign or transfer any interest under this Plan.
     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment on the date first written above.

CASH AMERICA INTERNATIONAL INC.
By:	/s/ Daniel R. Feehan
Daniel R. Feehan, Chief Executive Officer